CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 2, 1997, relating to the statement of assets and liabilities at April 1, 1997 of the portfolios constituting EQ Advisors Trust, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Other Services-Independent Accountants" in such Statement of Additional Information.



PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York  10036
April 2, 1997